INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation in this Registration Statement of Longevity Health Holdings, Inc. (the “Company”) to Post-Effective Amendment No. 1 to Form S-1 to be filed on April 4, 2025, of our report dated March 31, 2025, with respect to our audits of the consolidated financial statements of Carmell Corporation as of December 31, 2024 and 2023, and for the years then ended listed in the accompanying index. We also consent to the reference to our firm under the caption “Experts”.

/s/ Adeptus Partners, LLC

Adeptus Partners, LLC

Ocean, New Jersey

April 4, 2025